Exhibit 99.05- NEWS FEB. 14 2003

 Datameg Corp. Receives Communications Acceleration System - CAS - Validation Report Rating CAS Modem at 100 MBS Over Cable Networks


WASHINGTON, Feb 14, 2003 (BUSINESS WIRE) -- Datameg Corp. (DTMG) announced this afternoon that they have received a Communications Acceleration System (CAS) technology validation report from the PTR Group, Inc. (PTR).

PTR performed the CAS technology and product assessment and analysis for CAS Communications, Inc. (CASCO), a jointly-owned subsidiary of Datameg Corp. and Quantum Advanced Technologies, Inc. (QAT).

The Company indicated that the 35-page report describes current, conventional modem technology uses and configurations, compared in contrast to what CASCO is now labeling their Multi-Phase Poly Tone Communications System (MPTC). The report is technically detailed with multiple exhibits describing the basic operating principals of MPTC.

The Company stated that according to this independent assessment and with specific reference to the (MPTC) design and performance attributes as compared to conventional cable modem design and performance attributes, MPTC will operate over cable networks at transmission rates of 100 MBPS. The Company stated that these results were as they expected.

The Company is submitting the report to interested business and alliance partners who have been waiting for these results as well. The Company stated that they will follow up with additional detailed information releases.

For further information about this release and the on-goings at DTMG contact Rich Kaiser, YES INTERNATIONAL, Investor Relations, #800-631-8127.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as ``expect,'' ``anticipate,'' ``could,'' "would," "will," and ``may'' and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.